SIFCO Industries, Inc. (“SIFCO”) Announces
First Quarter Fiscal 2017 Financial Results

Cleveland - SIFCO Industries, Inc. (NYSE MKT: SIF) today announced financial results for its first quarter of fiscal 2017, which ended December 31, 2016.

First Quarter

•	Net sales from operations in the first quarter of fiscal 2017 increased 15.9% to $31.5 million, compared with $27.2 million in the first quarter of fiscal 2016.

•
Loss from operations before income tax expense in the first quarter of fiscal 2017 was $2.3 million compared with a loss from operations before income tax benefit of $4.5 million in the first quarter of fiscal 2016.

•	Net loss from operations for the first quarter of fiscal 2017 and 2016 were $2.6 million, or ($0.48) per diluted share, respectively.

President and CEO Peter W. Knapper stated, "In the first quarter, we nearly doubled gross profit as compared to Q1 of 2016, while increasing revenue. We will continue to focus on operations excellence as we size our business model to meet and exceed our customer’s expectations. We have implemented the new Sales Organization structure as announced on November 30, 2016 with the goal of reaching our target markets as effectively as possible. We will continue to make the organization and operational changes needed in order to move forward to improve profitability.”

Forward-Looking Language
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

The Company's Form 10-K for the year ended September 30, 2016 can be accessed through its website: www.sifco.com, or on the Securities and Exchange Commission's website: www.sec.gov.

The Company is engaged in the production of forgings and machined components primarily in the Aerospace and Energy markets. The processes and services and services include heat-treating and machining. The Company operates under one segment.

First Quarter Ended December 31
(Amounts in thousands, expect per share data)

	Three Months Ended December 31,
	2016	2015
Net sales	$31,473	$27,161
Cost of goods sold	27,305	25,053
Gross profit	4,168	2,108
Selling, general and administrative expenses	5,303	5,620
Amortization of intangible assets	592	714
(Gain) loss on disposal of operating assets	(6)	2
Operating loss	(1,721)	(4,228)
Interest income	(14)	(9)
Interest expense	678	408
Foreign currency exchange loss, net	4	14
Other income, net	(107)	(107)
Loss from operations before income tax expense (benefit)	(2,282)	(4,534)
Income tax expense (benefit)	327	(1,936)
Net loss	$(2,609)	$(2,598)

Net loss per share
Basic	$(0.48)	$(0.48)
Diluted	$(0.48)	$(0.48)

Weighted-average number of common shares (basic)	5,467	5,452
Weighted-average number of common shares (diluted)	5,467	5,452
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Contacts
SIFCO Industries, Inc.
Salvatore Incanno, 216-881-8600
www.sifco.com